UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 7, 2010

BrandPartners Group Inc.
(Exact name of Company as specified in its charter)

Delaware	0-16530	13-3236325
(State or Other Jurisdiction)	(Commission File Number)	(I.R.S. Employer Identification)
of Incorporation)

10 Main Street, Rochester, NH 03839

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code: (800) 732-3999

N/A

(Former name or former address, if changed since last report)

☐           Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Effective April 7, 2010, the Company and its wholly owned subsidiary BrandPartners Retail, Inc. as well as the Company’s wholly owned subsidiaries Grafico Incorporated and Build Partners, Inc. as guarantors entered into a Forbearance Agreement (the “Agreement”) with TD Bank (the “Bank”) the Company’s lender under its revolving credit facility originally entered into May 5, 2005, as thereafter amended (the “Facility”). All of the assets of the Company and the guarantors are pledged to the Bank to secure the repayment of the Facility. The Company had received notice from the Bank, that the Facility was in default and immediate payment of the sums outstanding under the facility were due. The sums outstanding under the facility plus the amount of payroll advance from the deposit account collateral as maintained by the Bank as set forth in the Agreement became outstanding, due and subject to the Agreement.

Under the Agreement the Bank also instituted the default rate of interest in accordance with the terms of the Facility, of prime rate plus five (5%) percent as well fees and expenses.

The terms of the Agreement provided for forbearance on the part of the Bank through May 6, 2010, however in the event the Company failed to repay payroll advances under the Agreement on or before April 15, 2010 or otherwise failed to make payment required under the terms of the Agreement when due, defaulted under the Agreement, further breached the terms of the Facility, was adjudicated bankrupt or insolvent or if the holder of any subordinated lien or encumbrance commenced foreclosure proceedings, then in any of these events, the Bank could accelerate the forbearance period under the Agreement.

Effective April 23, 2010 the Bank requested that the Company sign a Payroll Advance and Termination of Forbearance Period Agreement wherein the Bank advanced an additional $50,000 toward the Company’s payroll in exchange for transfer of title to two (2) vehicles owned by the Company and terminated the Agreement with no further advances to the Company, which caused the Company to terminate all but seven (7) of its employees and discontinue its business operations as a result of not receiving additional funding from the Bank.  The seven employees have subsequently been terminated by the company. Thereafter by notice dated April 27, 2010 the Bank as the senior secured party served on the Company and its subsidiaries a Debtors Notification of Disposition of Collateral wherein the Bank intended to sell on May 10, 2010 all of the collateral pledged to the Bank to satisfy the debt due to the Bank.  The Company anticipates that there will be a deficiency in the debt due to the Bank, and that the Bank will not be repaid in full.  The Company has ceased all active business operations.

Additionally, effective April 16, 2010 the Company and its wholly owned subsidiary BrandPartners Retail, Inc. and Grafico Incorporated did not make an interest payment pursuant to Waiver and Amendment No. 6 to the Note originally issued and sold to its subordinated lender Corporate Mezzanine II L.P. (the “Subordinated Lender”) on October 22, 2001.  The Company is in default under the Note.

As a result of the defaults the Company is indebted to the Bank for approximately $3 million and approximately $7.5 million to its Subordinated Lender.

Item 1.02 Termination of a Material Definitive Agreement.

See Item 1.01 above.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation of an Obligation under an Off Balance Sheet Arrangement.

See Item 1.01 above.

Item 2.06 Material Impairments.

See Item 1.01 above.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Effective April 16, 2010 the Company failed to timely file its Form 10-K Report with the Securities and Exchange Commission and as such the Company’s common stock which is quoted on the Over the Counter Bulletin Board (“OTCBB”) failed to meet the OTCBB eligibility requirements and as such the Company’s trading symbol was changed from BPTR to BPTRE.  Should the Company fail to timely comply with OTCBB eligibility requirements, the quotation of the Company’s common stock will be removed from the OTCBB.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRANDPARTNERS GROUP INC.

Date: May 12, 2010
	By	/s/James F. Brooks
James F. Brooks, Chairman of the Board